UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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TeamStaff, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TEAMSTAFF, INC.
1545 Peachtree Street, N.E., Suite 340
Atlanta, Georgia 30309

NOTICE OF
THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held on August 21, 2007

Date, Time and Location

You are cordially invited to the Annual Meeting of Shareholders of TeamStaff, Inc., a New Jersey corporation (‘‘TeamStaff’’) to be held at the Somerset Plaza Hotel, 110 Davidson Avenue, Somerset, New Jersey 08873, on August 21, 2007 at 9:00 a.m. local time (the ‘‘Annual Meeting’’).

Agenda

The agenda for the Annual Meeting is as follows:

1.    To elect three Class II Directors to hold office for a period of three years until 2010, or until their successors are duly qualified and elected;

2.    To transact such other business that may properly be brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Record Date

The record date for the Annual Meeting was July 13, 2007. Only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting. A list of these shareholders will be available for inspection at the Company’s principal financial offices at 1 Executive Drive, Suite 130, Somerset, NJ 08873 for a period of ten days before the Annual Meeting.

Voting

It is important that you vote or grant your proxy to vote at the Annual Meeting. Therefore, whether or not you plan to attend, please complete, date and sign the accompanying proxy and return it in the enclosed envelope promptly to ensure that your shares are represented at the Annual Meeting. If you do attend, you may revoke any prior proxy and vote your shares in person if you wish to do so. These and other voting procedures are explained in the following Proxy Statement.

By Order of the Board of Directors
Victor J. DiGioia Secretary

Dated: July 13, 2007

TEAMSTAFF, INC.
1545 Peachtree Street, N.E., Suite 340
Atlanta, Georgia 30309

PROXY STATEMENT

Information Regarding Voting and Solicitation of Proxies

General

This Proxy Statement and the accompanying form of proxy are being furnished to you as a shareholder of TeamStaff, Inc., a New Jersey corporation (‘‘TeamStaff’’or the ‘‘Company’’), in connection with the Annual Meeting of Shareholders to be held on August 21, 2007 at 9:00 a.m. at the Somerset Plaza Hotel, 110 Davidson Avenue, Somerset, New Jersey 08873, and at any adjournment or postponement of that meeting (the ‘‘Annual Meeting’’).

This Proxy Statement and the accompanying form of proxy will be first sent on or about July 20, 2007 to shareholders entitled to vote at the Annual Meeting.

Voting; Quorum and Revocability of Proxy

The Company’s common stock, par value $0.001 per share (‘‘Common Stock’’), is the only type of voting security issued and only holders of Common Stock are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. Voting is on a non-cumulative basis. Only shareholders of record at the close of business on July 13, 2007 are entitled to notice of and to vote at the Annual Meeting. As of that record date, there were 19,283,366 shares of the Company’s Common Stock outstanding.

The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of the Company’s Common Stock is necessary to constitute a quorum permitting action to be taken at the Annual Meeting. Abstentions and broker non-votes are counted as present at the Annual Meeting for the purpose of determining the presence of a quorum.

Shares of TeamStaff’s Common Stock, represented by a properly executed proxy on the accompanying form will, unless contrary instructions are specified in the proxy, be voted FOR:

Proposal I — The election of three Class II Directors to hold office for a period of three years until 2010 or until their successors are duly elected and qualified.

The Board of Directors does not know of any other matter to be brought before the Annual Meeting. If any other matter does properly come before the Annual Meeting, the Board of Directors intends that the persons named in the enclosed form of proxy will vote on such matter in accordance with their judgment.

If your shares are held in an account at a brokerage firm or bank, you may submit your voting instructions by signing and returning the enclosed voting instruction form in accordance with the instructions included at the address or telephone number shown on your voting instruction form or by providing other proper voting instructions to the registered owner of your shares. If you return your signed proxy in a timely manner, your shares will be voted as you direct. If the accompanying proxy is properly executed and returned, but no voting directions are indicated thereon, the shares represented thereby will be voted FOR each of the proposals set forth in this Proxy Statement.

Any proxy may be revoked at any time before it is voted at the Annual Meeting. A shareholder may revoke a proxy by submitting a proxy bearing a later date or by notifying the Secretary of TeamStaff either in writing prior to the Annual Meeting or in person at the Annual Meeting. Revocation is effective only upon receipt of such notice by the Secretary of TeamStaff. Shareholders who hold their shares through a nominee or broker are invited to attend the Annual Meeting but must obtain a signed proxy from the broker in order to vote in person.

Election of directors is by plurality vote, with the nominees receiving the highest vote totals to be elected as directors of TeamStaff. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. Abstentions and non-votes will, however, be considered as votes represented at the Annual Meeting solely for quorum purposes.

Solicitation of Proxies

TeamStaff will bear the cost of the solicitation of proxies by the Board of Directors. The Board of Directors may use the services of its executive officers and certain directors to solicit proxies from shareholders in person and by mail, telegram and telephone. Arrangements may also be made with brokers, fiduciaries, custodians and nominees to send proxies, proxy statements and other material to the beneficial owners of TeamStaff’s Common Stock held of record by such persons, and TeamStaff may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

Shareholder Proposals and Nominations

By-law Provisions.    In accordance with our By-laws, a shareholder who desires to present a proposal for consideration at next year’s annual meeting must submit the proposal no later than the close of business on the date that is 90 days prior to the anniversary date of the immediately preceding annual meeting. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the shareholder (as they appear in our stock transfer records), the number of shares beneficially owned by the shareholder and a description of any material interest that the shareholder may have in the proposal. Proposals should be addressed to Corporate Secretary, TeamStaff, Inc. 1 Executive Drive, Suite 130, Somerset, New Jersey 08873.

Eligibility to Submit a Proposal.    Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, in order to be eligible to submit a proposal, you must have continuously held at least $2,000 in market value, or 1%, of the Company’s securities entitled to be voted on the proposal at the meeting for at least one year by the date you submit the proposal. You must continue to hold those securities through the date of the meeting.

Inclusion in Next Year’s Proxy Statement.    Notwithstanding the Company’s By-law provisions cited above, a shareholder who desires to have his or her proposal included in next year’s proxy statement must deliver the proposal to our principal executive offices (at the address noted above) no later than the close of business on April 23, 2008.

Presentation at Meeting.    For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit our management to vote proxies in its discretion if (a) our management receives notice of the proposal before the close of business on April 23, 2008 and advises stockholders in next year’s proxy statement about the nature of the matter and how it intends to vote on such matter, or (b) our management does not receive notice of the proposal prior to the close of business on May 23, 2008.

Procedure to be Followed by Shareholders in Submitting Director Candidate Recommendations. Any shareholder who desires the Nominating and Corporate Governance Committee to consider one or more candidates for nomination as a director should, either by personal delivery or by United States mail, postage prepaid, deliver a written recommendation addressed to the Chairman, TeamStaff, Inc. Nominating and Corporate Governance Committee at 1 Executive Drive, Suite 130, Somerset, New Jersey 08873, Georgia 30309, not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days prior to the anniversary date of the immediately preceding annual meeting or if an annual meeting has not been held in the preceding year, 90 days prior the first Tuesday in April; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each written recommendation should set forth: (a) the name and address of the shareholder making the recommendation and of the person or persons recommended; (b) the consent of such person(s) to serve as a director(s) of the Company if nominated and elected; and (c) a description of how the person(s) satisfy the General Criteria for consideration as a candidate referred to below in the section entitled ‘‘Nominating and Corporate Governance Matters.’’

Additional Criteria for Notice of Shareholder Nominees.    In accordance with our By-Laws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company in accordance with the terms described in the preceding paragraph. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (‘‘SEC’’); and (e) the consent of each nominee to serve as a director of the Company if so elected.

Shareholder Communications With the Board

Any shareholder may communicate with the Board of Directors in writing through the Company’s Corporate Secretary (at TeamStaff, Inc., 1 Executive Drive, Suite 130, Somerset, New Jersey 08873) provided that the communication identifies the shareholder and the number and type of securities held by that shareholder. The Secretary reviews such communications, and forwards them to the Board of Directors unless the Secretary, in consultation with the Chief Executive Officer, determines that the communication is inappropriate for the Board’s consideration (for example, if it relates to a personal grievance or is unrelated to Company business). The Secretary maintains a permanent written record of all such shareholder communications received by the Secretary. This process was unanimously approved by the Nominating and Corporate Governance Committee of the Board of Directors (which is comprised of independent directors).

It is the Company’s policy that except in the event of unexpected or unusual circumstances, all directors are expected to be present at the Annual Meeting of Shareholders. During the Annual Meeting of Shareholders held on April 27, 2006, all of our directors were present.

Annual Report on Form 10-K

The Annual Report to Shareholders on Form 10-K for the fiscal year ended September 30, 2006, including financial statements, accompanies this Proxy Statement. Any reference in this Proxy Statement to the ‘‘year’’ or the ‘‘fiscal year’’ means TeamStaff’s fiscal year commencing October 1, 2005 to and including September 30, 2006 unless otherwise specifically indicated. The information set forth in this Proxy Statement is current as of the Record Date. TeamStaff will not undertake to specifically amend this Proxy Statement following the Record Date for any reason.

Principal Offices

The principal executive offices of TeamStaff are located at 1545 Peachtree Street, N.E., Suite 340, Atlanta, Georgia 30309; TeamStaff’s telephone number is (866) 352-5304. The principal financial offices of TeamStaff are located at 1 Executive Drive, Suite 130, Somerset, New Jersey 08873.

PROPOSAL I — ELECTION OF DIRECTORS

Board Structure and Nominees

Our Certificate of Incorporation provides for the classification of the Board of Directors into three classes of directors, each class as nearly equal in number as possible, but not less than one director, and each director to serve for a three-year term, staggered by class. The Certificate of Incorporation provides that any class of directors of TeamStaff may be removed by the shareholders only for cause by the affirmative vote of the holders of at least 66-2/3% of the combined voting power of all outstanding voting stock. Any vacancies on the Board are filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any person nominated by the Board of Directors to fill the vacancy will serve until completion of the term of the Class member being filled.

The affirmative vote of a plurality of the votes cast, voting together as a single class at the Annual Meeting of Shareholders, is required to elect the directors. All proxies received by the Board of Directors will be voted for the election as directors of the nominees listed below if no direction to the contrary is given. In the event that any nominee is unable to serve, the proxy solicited hereby may be voted, in the discretion of the proxies, for the election of another person in his stead. The Board of Directors knows of no reason to anticipate that this will occur. No family relationship exists between any nominee for election as a director.

The terms of the Class II Directors expire at this Annual Meeting. The persons nominated for re-election and election to TeamStaff’s Board of Directors as Class II Directors are Mr. Karl Dieckmann, Mr. Frederick Wasserman and Mr. William Alderman. The Class II Directors are the only directors nominated for election at the Meeting. All of the nominees for directors being voted upon at the Annual Meeting are currently serving as directors of TeamStaff. Messrs. Dieckmann, Wasserman and Alderman are currently serving as Class II Directors and are standing for re-election.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF
MESSRS. DIECKMANN, WASSERMAN AND ALDERMAN AS CLASS II DIRECTORS.

Our Board of Directors is currently constituted as set forth in the following table.

Name	Position with Company and Age	Director Continuously Since	Term Expires
CLASS I
T. Stephen Johnson	Chairman of the Board, 56	2001	2009
Rick J. Filippelli	Director and CEO, 51	2007	2009
Peter Black	Director, 35	2005	2009
CLASS II
Karl W. Dieckmann	Vice Chairman, 79	1990	2007
(Nominee for Re-election)
Frederick G. Wasserman	Director, 52	2007	2007
(Nominee for Re-election)
William H. Alderman	Director, 44	2007	2007
(Nominee for Re-election)
CLASS III
Martin Delaney	Director, 64	1998	2008

Business Experience of Board of Directors and Nominees

William H. Alderman joined the Board of Directors in January 2007. Mr. Alderman has over 15 years experience providing investment banking services across multiple industries, with a particular expertise in financings, and mergers and acquisitions in the aerospace and defense industry. Since March 2001, Mr. Alderman has been the President of Alderman & Company where he represents some of the world’s most respected aerospace and defense companies. Mr. Alderman started his career at Bankers Trust Company and has held senior positions in investment management and corporate development at GE Capital, Aviation Sales Company, and most recently as Managing Director of the aviation investment banking practice of Fieldstone. Mr. Alderman received a MBA from J.L. Kellogg Graduate School of Management in 1989 and is also a graduate of Kenyon College and the Taft School.

Peter Black joined the Board of Directors in March 2005. For the past six years, Mr. Black has been an Investment Analyst and Portfolio Manager at Wynnefield Capital, Inc., where he is responsible for researching and identifying small-cap value investments. Mr. Black has initiated investments on Wynnefield’s behalf that span multiple industries. Prior to joining Wynnefield, Mr. Black was an investment banker in the mergers and acquisition departments of UBS Securities and SG Cowen & Co. Mr. Black is a graduate of Boston College and received his MBA from Fordham University. Wynnefield Capital, Inc., through certain of its investment funds, is the owner of approximately 14% of our outstanding shares of Common Stock.

Martin J. Delaney joined the Board of Directors in July 1998. Mr. Delaney is an attorney and a prominent healthcare executive who began his hospital management career in 1971 as an Assistant Administrator at Nassau County Medical Center. He has been a director of a large regional Health Maintenance Organization on Long Island, the Hospital Association of New York State, the Greater New York Hospital Association, and chairman of the Nassau-Suffolk Hospital Council. He has been President, CEO and a director of Winthrop University Hospital, Winthrop South Nassau University Health Care Systems, and the Long Island Health Network. He has a graduate degree in health care management from The George Washington University and a law degree from St. John’s University. He has been admitted to practice in New York State and federal courts.

Karl W. Dieckmann, a Director of TeamStaff since April 1990, had been Chairman of the Board from November 1991 until September 2001 and has been Vice Chairman since September 2001. From 1980 to 1988, Mr. Dieckmann was the Executive Vice President of Science Management Corporation and managed the Engineering, Technology and Management Services Groups. From 1948 to 1980, Mr. Dieckmann was employed by the Allied Signal Corporation (now Honeywell Corporation) in various capacities including President, Semet Solvay Division; Executive Vice President, Industrial Chemicals Division; Vice President Technical — Fibers Division; Group General Manager — Fabricated Products Division; and General Manager — Plastics Division, as well as various positions with the Chemicals Division.

Rick J. Filippelli assumed his position as Vice President and Chief Financial Officer of TeamStaff in September 2003, and was appointed President and Chief Executive Officer on January 10, 2007. Prior to joining TeamStaff, Mr. Filippelli spent approximately two years as Chief Financial Officer of Rediff.com, a publicly traded global information technology company. From 1985 through 2001, Mr. Filippelli held various financial positions including that of Chief Financial Officer with Financial Guaranty Insurance Company (‘‘FGIC’’), a subsidiary of GE Capital. Prior to joining FGIC, Mr. Filippelli spent six years in public accounting including three years with the Big 4 firm of Ernst and Young. Mr. Filippelli holds a Bachelor of Science degree in Accounting from Brooklyn College and is a Certified Public Accountant as well as a member of the American Institute of Certified Public Accountants.

T. Stephen Johnson has been Chairman of the Board of TeamStaff since September 2001. He has served as Chairman of T. Stephen Johnson & Associates, Inc., financial services consulting firm, and its related entities since inception in 1986. Mr. Johnson is a long-time banking consultant and Atlanta entrepreneur who has advised and organized dozens of community banks throughout the Southeast. He is Chairman Emeritus of Netbank, the largest and most successful Internet-only bank, as well as Chairman and principal owner of Bank Assets, Inc., a provider of benefit programs for directors and officers of financial institutions. Mr. Johnson is Chairman of the Board of Directo, Inc. a company specializing in providing financial services for un-banked individuals and Chairman of Atlanta Financial Corporation.

Frederick Wasserman joined the Board of Directors in January 2007. Mr. Wasserman is currently a financial management consultant. Until December 31, 2006, Mr. Wasserman was the Chief Operating/Financial Officer for Mitchell & Ness Nostalgia Co., a privately-held manufacturer and distributor of licensed sportswear and authentic team apparel. Prior to Mitchell & Ness, Mr. Wasserman served as the President of Goebel of North America, a U.S. subsidiary of the German specialty gift maker, from 2001 to 2005. Mr. Wasserman also served as the Chief Financial Officer of Goebel North America in 2001. Prior to Goebel, Mr. Wasserman served as both the Interim President and full-time Chief Financial Officer of Papel Giftware from 1995 to 2001. He has also served in senior executive and managerial roles at both Chelsea Marketing and Sales and The Score Board, Inc. Mr. Wasserman spent the first 13 years of his career in the public accounting profession, serving at Most, Horowitz & Company; Coopers & Lybrand; and Richard A. Eisner & Company. Mr. Wasserman also serves as a director of Acme Communications, Inc. and Allied Defense Group, Inc.

Nominating and Corporate Governance Matters

Our Nominating and Corporate Governance Committee considers candidates for election to our Board of Directors, whether recommended by security holders or otherwise, in accordance with the following criteria. The Nominating and Corporate Governance Committee applies the following general criteria to all candidates:

•	Nominees shall have a reputation for integrity, honesty and adherence to high ethical standards.

•	Nominees should have demonstrated business acumen, experience and the ability to exercise sound judgment in matters that relate to current and long term objectives of the Company and should be willing and able to contribute positively to TeamStaff’s decision-making process.

•	Nominees should have a commitment to understand the Company and its industries and to regularly attend and participate in meetings of the Board and its committees.

•	Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include shareholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all shareholders.

•	Nominees should not have, nor appear to have, a conflict of interest that would impair the nominees’ ability to represent the interests of all the Company’s shareholders and to fulfill the responsibilities of a director.

•	Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, disability or any other basis proscribed by applicable law.

The re-nomination of existing directors is not be viewed as automatic, but is based on continuing qualification under the various criteria set forth above. In addition, the Nominating and Corporate Governance Committee considers the existing director’s performance on the Board and any committee thereof. The Nominating and Corporate Governance Committee also considers the backgrounds and qualifications of the directors considered as a group. The Nominating and Corporate Governance Committee strives to ensure that the Board, when taken as a whole, provides a significant breadth of experience, knowledge and abilities that shall assist the Board in fulfilling its responsibilities.

Meetings of the Board of Directors and Its Committees

During the fiscal year ended September 30, 2006, the Board of Directors met on nine (9) occasions. Our Board of Directors determined that from October 1, 2005 to April 27, 2006 Messrs. Aldrich, Black, Dyer, Dieckmann, Johnson and Marano satisfied the independence requirements within the meaning of Section 4200(a) (15) of the NASDAQ Marketplace Rules. On April 27, 2006, Mr. Marano announced his resignation as a member of the Board of Directors of TeamStaff, Inc. From April 27, 2006, to the end of the Company’s 2006 fiscal year, Messrs. Aldrich, Black, Dyer,

Dieckmann and Johnson satisfied the independence requirements within the meaning of Section 4200(a) (15) of the NASDAQ Marketplace Rules. Subsequent to the 2006 fiscal year end, Mr. Dyer announced his resignation as a member of the Board of Directors of TeamStaff, Inc. on January 16, 2007 and Mr. Aldrich announced his resignation as a member of the Board of Directors of TeamStaff, Inc. on January 23, 2007. Mr. Wasserman and Mr. Alderman joined the Board of Directors on January 19, 2007 as independent directors and continuously satisfied the independence requirements within the meaning of Section 4200(a) (15) of the NASDAQ Marketplace Rules. As of the Record Date, Messrs. Alderman, Black, Delaney, Dieckmann, Johnson and Wasserman satisfy the independence requirements within the meaning of Section 4200(a) (15) of the NASDAQ Marketplace Rules.

The Board of Directors has four standing committees: Audit Committee, Management Resources and Compensation Committee, Executive Committee and Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board of Directors. These charters, and the Company’s corporate governance guidelines, are available at the Company’s website, www.teamstaff.com (click on Investors, then on Corporate Governance).

For the fiscal year ended September 30, 2006, a general description of the duties of the Committees, their members and number of times each Committee met were as follows:

Audit Committee.    A copy of the Audit Committee’s Amended and Restated Charter may be viewed on our website at www.teamstaff.com. TeamStaff’s Audit Committee acts to: (i) review with management the finances, financial condition and interim financial statements of TeamStaff; (ii) review with TeamStaff’s independent auditors the year-end financial statements; and (iii) review implementation with the independent auditors and management any action recommended by the independent auditors and the retention and termination of TeamStaff’s independent auditors.

From October 1, 2005 through April 27, 2006, our Audit Committee was comprised of Mr. Rocco J. Marano (Chair & Financial Expert), Mr. Peter Black, Mr. Karl W. Dieckmann and Mr. Ben J. Dyer. From April 27, 2006 to January 2007, our Audit Committee was comprised of Mr. Dyer (Chair & Financial Expert), Mr. Black, Mr. Dieckmann and Mr. Ron Aldrich. In January 2007, Mr. Dyer and Mr. Aldrich resigned from the Audit Committee as well as the Company’s Board of Directors. In January 2007, Mr. Frederick Wasserman was appointed to the Audit Committee and elected its Chairman, and appointed its financial expert in accordance with the Sarbanes Oxley Act of 2002 and the regulations promulgated thereunder. From January 2007 to the present, the members were and are Mr. Wasserman (Chair & Financial Expert), Mr. Black and Mr. Dieckmann. During the fiscal year, all of the members of our Audit Committee were ‘‘independent’’ within the definition of that term as provided by Rule 4200(a)(15) of the Nasdaq Marketplace Rules. From the fiscal year to the present, all of the members of our Audit Committee are ‘‘independent’’ within the definition of that term as provided by Rule 4200(a)(15) of the Nasdaq Marketplace Rules. During the fiscal year ended September 30, 2006, the Audit Committee met on five (5) occasions.

Management Resources and Compensation Committee.    The charter governing the activities of the Management Resources and Compensation Committee (sometimes referred to as the ‘‘Compensation Committee’’) may be viewed online on our website at www.teamstaff.com. The Management Resources and Compensation Committee functions include negotiation and review of all employment agreements of executive officers of TeamStaff and administration of TeamStaff’s 2006 Long Term Incentive Plan, its 2000 Employee Stock Option Plan and Non-Executive Director Stock Option Plan. Mr. Karl W. Dieckmann was the chairman of the Committee during the fiscal year. From October 1, 2005 to April 27, 2006, the Management Resources and Compensation Committee’s members were Mr. Dieckmann (Chair), Mr. Rocco J. Marano and Mr. T. Stephen Johnson. From April 27, 2006 to January 2007, the members were Mr. Dieckmann (Chair), Mr. Johnson and Mr. Ron Aldrich. From January 2007 to the present, the members were and are Mr. Peter Black (Chair), Mr. Dieckmann and Mr. Johnson. At all times members of the Management Resources and Compensation Committee satisfied the independence requirements of Section 4200(a) (15) of the Nasdaq Marketplace Rules. During the fiscal year ended September 30, 2006, the committee met on two (2) occasions.

Nominating and Corporate Governance Committee.    The charter governing the activities of the Nominating and Corporate Governance Committee, which may be viewed online on our website at www.teamstaff.com. Pursuant to its charter, the Nominating and Corporate Governance Committee’s tasks include reviewing and recommending to the Board issues relating to the Board’s composition and structure; establishing criteria for membership and evaluating corporate policies relating to the recruitment of Board members; implementing and monitoring policies regarding principles of corporate governance in order to ensure the Board’s compliance with its fiduciary duties to the company and its shareholders; and making recommendations regarding proposals submitted by shareholders. The Nominating and Corporate Governance Committee functions also include the review of all candidates for a position on the Board of Directors including existing directors for renomination and reports its findings with recommendations to the Board. The Nominating and Corporate Governance Committee solicits candidates on behalf of TeamStaff to fill any vacancy on the Board. From October 1, 2005 to April 27, 2006, the Nominating and Corporate Governance Committee members were Mr. Ben J. Dyer (Chair), Mr. Karl W. Dieckmann and Mr. Ron Aldrich. From April 27, 2006 to January 2007, the Nominating and Corporate Governance Committee members were Mr. Aldrich (Chair), Mr. Dieckmann and Mr. Martin Delaney. From January 2007 to the present, the members were and are Mr. William Alderman (Chair), Mr. Dieckmann and Mr. Delaney. At all times Messrs. Dyer, Dieckmann, Aldrich and Alderman satisfied the independence requirements of Section 4200(a) (15) of the Nasdaq Marketplace Rules. During the fiscal year ended September 30, 2006, the committee met on three (3) occasions.

Executive Committee.    The Board of Directors created an Executive Committee effective September 4, 2001. Executive Committee members are currently Mr. Karl W. Dieckmann and Mr. T. Stephen Johnson, Mr. T. Stephen Johnson serves as its chairman. This committee did not meet during the fiscal year ended September 30, 2006.

No member of the Board of Directors or any committee failed to attend at least, or participated in fewer than, 75% of the meetings of the Board or of a committee on which such member serves.

Management Resources and Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Mr. Karl W. Dieckmann (Chair), Mr. Ron Aldrich and Mr. T. Stephen Johnson, served on the Management Resources and Compensation Committee during the fiscal year ended September 30, 2006. There are no interlocks between TeamStaff’s Directors and directors of other companies and at all times members of the Management Resources and Compensation Committee satisfied the independence requirements of Section 4200(a) (15) of the Nasdaq Marketplace Rules.

Compensation of Directors

Effective January 1, 2004 through January 2007, the Board established the following cash compensation terms for the members of the Board and committees: The Chairman, Vice Chairman and Chairman of the Audit Committee each received $3,000 per month. The Chairman of the Nominating and Corporate Governance Committee received $2,500 per month. All other non-employee directors received $1,667 per month. All non-employee Board members received $1,500 for each in-person Board meeting attended and $750 for each telephonic Board meeting in which they participated. All committee members received $600 for each in-person meeting attended and $300 for each telephonic committee meeting in which they participated. The Chairman of each committee received $1,000 for each in-person committee meeting attended and $500 for each telephonic meeting in which he participated. Non-employee Directors also received $1,000 for each in-person meeting with Company executives that did not constitute Board or Committee meetings. Non-employee Board members also received reimbursement of their Board-related travel, cell phone and similar expenses. The Directors’ Plan also provided that directors, upon joining the Board, and for one (1) year thereafter, were entitled to purchase restricted stock from TeamStaff at a price equal to 80% of the closing bid price on the date of purchase up to an aggregate purchase price of $50,000.

Effective January 19, 2007, the Board of Directors changed the compensation terms for non-employee Board members. The Board agreed to forego all cash compensation in lieu of restricted stock grants. Each non-employee Board member will receive an initial grant under the Company’s 2006 Long-Term Incentive Plan of 15,000 shares of restricted stock following the 2007 annual meeting of shareholders. Additionally, for each Board committee on which such non-employee Board member serves, the Board member will receive a grant of 2,500 shares of restricted stock following the 2007 annual meeting of shareholders. Fifty percent (50%) of all such shares of restricted stock shall vest when the volume-weighted average share price of the Company’s Common Stock over any 20 consecutive trading days exceeds the price on the date of grant by 20%, with the remaining fifty percent (50%) vesting one year thereafter. Future annual grants shall be determined by the Company’s Compensation Committee. Non-employee Board members also receive reimbursement of their Board-related travel, cell phone and similar expenses.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of the Record Date with respect to each director, each of the named executive officers as defined in Item 402(a)(3), and directors and executive officers of TeamStaff as a group, including former directors and officers, and to the persons known by TeamStaff to be the beneficial owner of more than five percent of any class of TeamStaff’s voting securities. The only class of voting securities of TeamStaff is our Common Stock, of which there are 19,283,366 shares outstanding as of the Record Date.

Name	Number of Shares Currently Owned (1)	Percent of Company’s Outstanding Stock
William H. Alderman (2) c/o TeamStaff, Inc. 1545 Peachtree Street, N.E., Suite 340 Atlanta, GA 30309	0	*
Peter Black (3)(11)(12) c/o TeamStaff, Inc. 1545 Peachtree Street, N.E., Suite 340 Atlanta, GA 30309	7,500	*
Martin J. Delaney (4) c/o TeamStaff, Inc. 1545 Peachtree Street, N.E., Suite 340 Atlanta, GA 30309	57,235	*
Karl W. Dieckmann (5) c/o TeamStaff, Inc. 1545 Peachtree Street, N.E., Suite 340 Atlanta, GA 30309	105,924	*
Rick J. Filippelli (6) c/o TeamStaff, Inc. 1545 Peachtree Street, N.E., Suite 340 Atlanta, GA 30309	100,000	*
T. Stephen Johnson (7) c/o T. Stephen Johnson & Associates, Inc. 3650 Mansell Road, Suite 200 Alpharetta, GA 30022	284,011	1.47%
Frederick G. Wasserman (8) c/o TeamStaff, Inc. 1545 Peachtree Street, N.E., Suite 340 Atlanta, GA 30309	0	*

Name	Number of Shares Currently Owned (1)	Percent of Company’s Outstanding Stock
Bernard J. Korman (9) 2129 Chestnut Street Philadelphia, PA 19103	2,300,000	11.93%
Nationwide Financial Services (10) One Nationwide Plaza Mail Stop 01-12-13 Columbus, OH 43215	2,256,488	11.70%
Wynnefield Capital Management, LLC (11) 450 Seventh Ave New York, NY 10123	1,763,675	9.15%
Wynnefield Capital Inc. (12) 450 Seventh Ave New York NY 10123	992,625	5.15%
Hummingbird Value Fund (13) 460 Park Avenue, 12th Flr. New York NY 10022	698,995	3.62%
Hummingbird Microcap Value Fund (14) 460 Park Avenue, 12th Flr. New York NY 10022	636,115	3.30%
All officers and directors as a group (7) persons (2, 3, 4, 5, 6, 7, 8, 11, 12)	3,310,970	17.17%

*	Less than 1 percent.
1.	Ownership consists of sole voting and investment power except as otherwise noted.
2.	None.
3.	Includes options to purchase 7,500 shares of TeamStaff’s Common Stock and excludes unvested options to purchase 5,000 shares of Common Stock. Mr. Black is a member of the Company’s Board of Directors and is an Investment Analyst and Portfolio Manager at Wynnefield Capital, Inc. Mr. Black expressly disclaims beneficial ownership of the securities owned by Wynnefield Capital and its affiliates.
4.	Includes options to purchase 15,000 shares of TeamStaff’s Common Stock and excludes unvested options to purchase 5,000 shares of Common Stock.
5.	Includes options to purchase 20,000 shares of TeamStaff’s Common Stock and excludes unvested options to purchase 5,000 shares of Common Stock.
6.	Includes options to purchase 100,000 shares of TeamStaff’s Common Stock.
7.	Includes an aggregate of 147,790 shares owned by or on behalf of certain of the holder’s family members and as to which shares the listed holder expressly disclaims beneficial ownership. Includes options to purchase 20,000 shares of TeamStaff’s Common Stock, and excludes unvested options to purchase 5,000 shares of TeamStaff’s Common Stock.
8.	None.
9.	Beneficial ownership is based on Schedule 13D filed with the SEC.
10.	Nationwide Financial Services obtained these shares in connection with the acquisition of BrightLane completed as of August 31, 2001.

11.	Beneficial ownership is based upon Schedule 13G, Schedule 13G/A, Form 3, and Form 4’s filed with the SEC. Includes 46,875 shares issuable upon exercise of warrants to purchase Common Stock. Mr. Peter Black, one of our directors, is an affiliate of Wynnefield Capital and its affiliated entities. Mr. Black expressly disclaims beneficial ownership of the securities owned by Wynnefield Capital and its affiliates.
12.	Beneficial ownership is based upon Schedule 13G, Schedule 13G/A, Form 3, and Form 4’s filed with the SEC. Includes 15,625 shares issuable upon exercise of warrants to purchase Common Stock. Mr. Peter Black, one of our directors, is an affiliate of Wynnefield Capital and its affiliated entities. Mr. Black expressly disclaims beneficial ownership of the securities owned by Wynnefield Capital and its affiliates.
13.	Beneficial ownership is based upon Schedule 13D filed with the SEC. Includes 118,750 shares issuable upon exercise of warrants to purchase Common Stock.
14.	Beneficial ownership is based upon Schedule 13D filed with the SEC. Includes 118,750 shares issuable upon exercise of warrants to purchase Common Stock.

Certain Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires TeamStaff’s directors and officers, and persons who own, directly or indirectly, more than 10% of a registered class of TeamStaff’s equity securities, to file with the SEC reports of ownership and reports of changes in ownership of Common Stock and other equity securities of TeamStaff. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish TeamStaff with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such reports received by TeamStaff, TeamStaff believes that all Section 16(a) filing requirements applicable to officers, directors and 10% shareholders were complied with during the fiscal year ended September 30, 2006.

Executive Compensation Information
Summary Compensation Table

The following provides certain summary information concerning compensation during the years ended September 30, 2006, 2005 and 2004 paid to or earned by TeamStaff’s Chief Executive Officer and each of the executive officers and key employees of TeamStaff who received in excess of $100,000 in compensation during the last fiscal year.

NAME AND PRINCIPAL POSITION	YEAR	Annual Compensation			Long Term Compensation
		Salary	Bonus	Other	Options	Restricted Stock
Rick J. Filippelli (a)	2006	$224,988	$50,000	-0-	-0-	50,000
Chief Executive Officer	2005	$224,988	$138,000	-0-	-0-	-0-
	2004	$224,988	$70,000	-0-	50,000	-0-
T. Kent Smith (b)	2006	$250,000	$50,000	-0-	-0-	60,000
Former CEO	2005	$250,000	$170,000	-0-	100,000	-0-
	2004	$250,000	$100,000	-0-	-0-	-0-
James Houston (c)	2006	$180,000	$30,000	-0-	-0-	30,000
	2005	$48,461	$14,700	-0-	-0-	-0-

TeamStaff provides normal and customary life and health insurance benefits to all of its employees including executive officers. During the fiscal year, TeamStaff had a 401(k) plan that is voluntary. Although the 401(k) plan continues in existence ‘‘Highly Compensated Employees’’ (earning $100,000 per annum) have been subsequently declared ineligible to participate in the Plan. None of the additional benefits to these executives resulted in perquisites in excess of $50,000.00 or 10% of the named executives’ annual salary and bonus payment.

(a)	Mr. Filippelli was named President and Chief Executive Officer effective January 10, 2007. He retains his position as Chief Financial Officer.
(b)	Mr. Smith resigned his employment effective January 8, 2007.
(c)	Mr. Houston’s employment was terminated effective April 30, 2007.

EQUITY COMPENSATION PLAN INFORMATION

Stock Option Plans

2006 Long Term Incentive Plan

The Board of Directors adopted the 2006 Long-Term Incentive Plan (the ‘‘2006 Plan’’) on January 17, 2006. The shareholders approved the 2006 Plan at the annual meeting on April 27, 2006. The Company reserved an aggregate of 5,000,000 shares of Common Stock for issuance under the 2006 Plan. The maximum number of shares of Common Stock that may be delivered to participants under the 2006 Long-Term Incentive Plan equals the sum of: (a) 5,000,000 shares of Common Stock; (b) any shares subject to awards granted under the 2000 Employee Stock Option Plan and the 2000 Non-Executive Director Stock Option Plan (collectively, the ‘‘2000 Plans’’), which are forfeited, expired, canceled or settled in cash without delivery of such shares to the participant or otherwise is terminated without a share issuance; (c) any shares tendered by participants or withheld in payment of the exercise price of options or to satisfy withholding taxes under the 2000 Plans; and (d) any shares repurchased with the proceeds of options exercised under the 2000 Plans. As of September 30, 2006, there were 220,000 shares of restricted stock outstanding under the 2006 Plan. As of the Record Date, there were 260,000 shares of restricted stock outstanding under the 2006 Plan.

The 2006 Plan is administered by the Management Resources and Compensation Committee. The 2006 Plan authorizes the Compensation Committee to select those participants to whom awards may be granted, to determine whether and to what extent awards are granted, to determine the number of shares of Common Stock or other considerations to be covered by each award, to determine the terms and conditions of awards, to amend the terms of outstanding awards, and to take any other action consistent with the terms of the 2006 Plan as the Compensation Committee deems appropriate.

The Compensation Committee is authorized to make any type of award to a participant that is consistent with the provisions of the 2006 Plan. Awards may consist of options, stock appreciation rights, restricted stock, restricted stock units, performance shares, cash awards or any combination of these types of awards.

Subject to the terms of the 2006 Plan, the Compensation Committee determines the provisions, terms and conditions of each award. The Compensation Committee may grant awards subject to vesting schedules or restrictions and contingencies in the Company’s favor. However, the awards may be subject to acceleration such that they become fully vested, exercisable and released from any restrictions or contingencies upon the occurrence of a change of control (as defined in the 2006 Plan). The Compensation Committee may provide that stock-based awards earn dividends or dividend equivalents, which may be paid in cash or shares or may be credited to an account designated in the name of the participants. Participants may also be required or permitted to defer the issuance of shares or cash settlements under awards including under other deferred compensation arrangements of the Company. Each option granted under the 2006 Plan will be designated as either an incentive stock option or a non-statutory stock option. No option or stock appreciation right may be granted with a term of more than 10 years from the date of grant.

Performance shares or cash awards will depend on achievement of performance goals based on one or more performance measures determined by the Compensation Committee over a performance period as prescribed by the Compensation Committee of not less than one year and not more than five years. Performance goals may be established on a corporate-wide basis or as to one or more business units, divisions or subsidiaries, and may be in either absolute terms or relative to the performance of one or more comparable companies on an index covering multiple companies. ‘‘Performance measures’’ means criteria established by the Compensation Committee from time to time prior to granting the performance shares or cash awards.

The 2006 Plan authorizes the Compensation Committee to grant options and stock appreciation rights at an exercise price of not less than 100% of the fair market value of the shares on the date of grant. The Compensation Committee has the right to provide post-grant reduction in exercise price to reflect any floating index as specified in an award agreement. The exercise price is generally payable in cash, check, surrender of pre-owned shares of Common Stock, broker-dealer exercise and sale, or by such other means determined by the Compensation Committee.

The exercise price for any outstanding option or stock appreciation right may not be decreased after the date of grant, nor may any outstanding option or stock appreciation right be surrendered as consideration for the grant of a new option or stock appreciation right with a lower exercise price.

2000 Employee Stock Option Plan

In the 2000 fiscal year, the Board of Directors and shareholders approved the adoption of the 2000 Employees Stock Option Plan (the ‘‘2000 Employee Plan’’) to provide for the grant of options to purchase up to 1,714,286 shares of TeamStaff’s Common Stock to all employees, including senior management. The 2000 Employee Plan replaced the 1990 Employee Plan and Senior Management plan, both of which expired. Under the terms of the approved 2000 Employee Plan, options granted under the 2000 Employee Plan may be designated as options which qualify for incentive stock option treatment (‘‘ISOs’’) under Section 422A of the Code, or options which do not so qualify (‘‘Non-ISO’s’’). As of September 30, 2006, there were 753,000 options outstanding under the 2000 Employee Plan. As of the Record Date, there were 151,000 options outstanding under the 2000 Employee Plan.

The 2000 Employee Plan is administered by the Compensation Committee designated by the Board of Directors. The Compensation Committee has the discretion to determine the eligible employees to whom, and the times and the price at which, options will be granted; whether such options shall be ISOs or Non-ISOs; the periods during which each option will be exercisable; and the number of shares subject to each option. The Compensation Committee has full authority to interpret the 2000 Employee Plan and to establish and amend rules and regulations relating thereto.

Under the 2000 Employee Plan, the exercise price of an option designated as an ISO may not be less than the fair market value of the common stock on the date the option is granted. However, in the event an option designated as an ISO is granted to a ten percent (10%) shareholder (as defined in the 2000 Employee Plan), such exercise price shall be at least 110% of such fair market value. Exercise prices of Non-ISO options may be less than such fair market value.

The aggregate fair market value of shares subject to options granted to a participant, which are designated as ISOs and which become exercisable in any calendar year shall not exceed $100,000.

The Compensation Committee may, in its sole discretion, grant bonuses or authorize loans to or guarantee loans obtained by an optionee to enable such optionee to pay the exercise price or any taxes that may arise in connection with the exercise or cancellation of an option. The Compensation Committee can also permit the payment of the exercise price in the Common Stock of the Company held by the optionee for at least six months prior to exercise.

2000 Non-Executive Director Plan

In the fiscal year 2000, the Board of Directors and shareholders approved the adoption of the 2000 Non-Executive Director Stock Option Plan (the ‘‘Director Plan’’) to provide for the grant of options to non-employee directors of TeamStaff. Under the terms of the Director Plan, each non-executive director is automatically granted an option to purchase 5,000 shares upon joining the Board and each September lst, pro rata, based on the time the director has served in such capacity during the previous year. The Director Plan also provides that directors, upon joining the Board, and for one (1) year thereafter, will be entitled to purchase restricted stock from TeamStaff at a price equal to 80% of the closing bid price on the date of purchase up to an aggregate purchase price of $50,000. The Director Plan replaced the 1990 Director Plan, which expired in April 2000.

Under the Director Plan, the exercise price for options granted under the Director Plan is 100% of the fair market value of the Common Stock on the date of grant. Until otherwise provided in the Stock Option Plan, the exercise price of options granted under the Director Plan must be paid at the time of exercise, either in cash, by delivery of shares of Common Stock of TeamStaff or by a combination of each. The term of each option commences on the date it is granted and unless terminated sooner as provided in the Director Plan, expires five (5) years from the date of grant. The Compensation Committee has no discretion to determine which non-executive director or advisory board member will receive options or the number of shares subject to the option, the term of the option or the exercisability of the option. However, the Compensation Committee will make all determinations of the interpretation of the Director Plan. Options granted under the Director Plan are not qualified for incentive stock option treatment. As of September 30, 2006, there were 140,000 options held by directors outstanding under the Director Plan. As of the Record Date, there were 130,000 options outstanding under the Director Plan.

Option/SAR Grants in Last Fiscal Year

Name	No. of Securities Underlying Options Granted	Percentage of Total Options Granted in Fiscal Year	Exercise of Base Price Per Share	Expiration Date
T. Kent Smith	0	0%	—	—
Rick J. Filippelli	0	0%	—	—
James Houston	0	0%	—	—

Aggregated Option/SAR Exercises in Last Fiscal Year
And Fiscal Year End Option/SAR Values

The following table sets forth information with respect to the named executive officers concerning exercise of stock options and SARs during the last fiscal year and the value of unexercised options and SARs held as of the year ended September 30, 2006.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARS as of September 30, 2006 Exercisable/ Unexercisable	Value of Unexercised In-The Money Options as of September 30, 2006 Exercisable/ Unexercisable(1)
T. Kent Smith	0	$0	500,000/0	$0/$0
Rick J. Filippelli	0	$0	100,000/0	$0/$0
James Houston	0	$0	0/0	$0/$0

(1) Based upon a closing sales price of the Common Stock at $1.28 per share on September 30, 2006.

Restricted Stock Grants in Last Fiscal Year

On April 27, 2006, following the approval of the Company’s 2006 Long Term Incentive Plan by the Company’s shareholders, the Compensation Committee of the Board of Directors made the following recommendations with respect to awards of restricted stock, which were ratified and approved by the Board. As of and at April 27, 2006, the closing price of TeamStaff Common Stock was $1.70.

	Shares	Vesting Period	Fair Market Value
T. Kent Smith	60,000	3 years	$102,000
Rick Filippelli	50,000	3 years	$ 85,000
James D. Houston	30,000	3 years	$ 51,000
Peter Rosen	20,000	3 years	$ 34,000
Tim Nieman	20,000	3 years	$ 34,000
Greg Haygood	20,000	3 years	$ 34,000
Cheryl Presuto	20,000	3 years	$ 34,000

Employment Agreements

On June 30, 2005 TeamStaff entered into a two-year employment agreement with Mr. T. Kent Smith, its President and Chief Executive Officer. The term of the agreement commenced on October 1, 2005 and was scheduled to terminate on September 30, 2007. The material terms of Mr. Smith’s employment agreement provide for a base salary of $250,000 per annum and standard Company executive benefits. On January 19, 2007, TeamStaff and Mr. Smith entered into a formal separation agreement that became effective on January 29, 2007. Pursuant to the separation agreement, Mr. Smith resigned as an officer and a director of TeamStaff and (i) received continuation benefits for life insurance and long-term disability only and accrued compensation for vacation pay, floating holidays and outstanding expense reports; and (ii) will receive base salary under the agreement through and including September 30, 2007 in accordance with the Company’s regular payroll dates.

On June 30, 2005 TeamStaff entered into a 27-month employment agreement with Mr. Rick J. Filippelli, its Vice President and Chief Financial Officer. The term of the agreement commenced on June 30, 2005 and terminates on September 30, 2007. The material terms of Mr. Filippelli’s employment agreement provide for a base salary of $225,000 per annum, a potential bonus of up to 70% of base salary upon satisfaction of performance-based criteria and standard Company executive benefits, upon substantially the same terms as provided for Mr. Smith. Mr. Filippelli will be considered for future compensation increases as may be determined by the Management Resources and Compensation Committee of the Board of Directors. Mr. Filippelli will be eligible to participate in the Company’s incentive stock ownership plan as may be determined by the Management Resources and Compensation Committee of the Board of Directors. The agreement also includes provisions for payment of all compensation otherwise payable under the agreement in the event that Mr. Filippelli is terminated without cause and one year of severance in all circumstances other than for termination ‘‘for cause.’’ In the event that there is a change of control of TeamStaff and Mr. Filippelli’s employment is terminated (or his position is changed), Mr. Filippelli will be entitled to acceleration of all incentive compensation, all compensation otherwise due under the agreement and an additional twelve (12) months of his then in-effect base salary. A ‘‘change of control’’ is defined generally to constitute a change of 20% of more of the beneficial ownership of the Company’s outstanding Common Stock, or a change in two thirds of the Board of Directors, subject to certain exceptions.

TeamStaff, Inc. entered into a formal letter agreement dated and effective as of February 14, 2007 with Rick J. Filippelli, President and CEO. The material terms of Mr. Filippelli’s letter agreement provide for a modification to his employment agreement dated June 30, 2005 (the ‘‘Filippelli Agreement’’) as follows: (1) Term: the term of the Filippelli Agreement will be from January 10, 2007 until September 30, 2009 (the ‘‘Term’’); (2) Position: Mr. Filippelli’s position is amended to include President and CEO; (3) Salary: the initial base salary during the Term will be the sum of $265,000 per annum; (4) Fiscal Year Cash Bonus: Mr. Filippelli will be entitled to a cash bonus of up to 70% of Mr. Filippelli’s annual base salary in the discretion of the Company’s Board of Directors as recommended by the Compensation Committee, subject to certain performance and EBITDA requirements; (5) Incentive Compensation (Equity): Mr. Filippelli will receive 130,000 shares of restricted stock issued under the Company’s 2006 Long Term Incentive Plan at the closing market price per share of the Company’s Common Stock on the date of the modification letter (the ‘‘Shares’’); the Shares will vest according to the following schedule: (a) 30,000 Shares will vest immediately; (b)

50,000 Shares will vest on September 30, 2008, subject to the Company achieving four prior consecutive quarters of EBITDA profitability, and (c) 50,000 Shares will vest on September 30, 2009 subject to at least a 50% improvement in EBITDA profitability in fiscal 2009 as compared to fiscal 2008; (6) Severance Amount: ‘‘Severance Amount’’ in the Filippelli Agreement is amended to mean the aggregate sum of one year’s base salary, payable on the Termination Date (as defined therein); ‘‘Continuation Period’’ in the Filippelli Agreement is modified to mean the period of one (1) year; and (7) If Mr. Filippelli’s employment is terminated for any reason, Mr. Filippelli retains any stock options, restricted stock or other incentive compensation that has vested upon such termination in accordance with the terms and conditions of the Company’s 2006 Long Term Incentive Plan, and all accrued and unused vacation time will be paid out on the Termination Date. All accrued and unused vacation time will carry over from year-to-year until used. Mr. Filippelli will notify the Company’s Compensation Committee annually of amounts being carried over. In all other respects, the Filippelli Agreement remains in full force and effect and applicable to Mr. Filippelli’s employment. In the case of any conflict between the modification letter and the Filippelli Agreement, the modification letter will control.

Management Resources and Compensation Committee Report on Executive Compensation

This report is submitted by the Management Resources and Compensation Committee of the Board of Directors of TeamStaff. During the fiscal year ended September 30, 2006, the Management Resources and Compensation Committee was responsible for reviewing TeamStaff’s stock option plans and reviewing and approving compensation matters concerning the executive officers and senior management of TeamStaff. Further, the Management Resources and Compensation Committee balances compensation among TeamStaff’s executive officers and senior management.

Overview and Philosophy.    TeamStaff uses its compensation program to achieve the following objectives:

•	To provide compensation, as determined by the Management Resources and Compensation Committee, that attracts, motivates and retains the talented, high caliber officers and employees necessary to achieve TeamStaff’s strategic objectives;

•	To align the interest of officers with the success of TeamStaff;

•	To align the interest of officers with shareholders by including long-term equity incentives; and

•	To increase the long-term profitability of TeamStaff and, accordingly, increase shareholder value.

Compensation under the executive compensation program is comprised of cash compensation in the form of base salary and bonus compensation. Executives are also granted severance plans providing various benefits upon termination of employment without cause and, in some cases (including the Chief Executive Officer), a change of control of TeamStaff. In addition, the compensation program includes various other benefits, including medical and insurance plans and TeamStaff’s 401(k) Plan. These plans are generally available to all employees of TeamStaff.

The principal factors that the Management Resources and Compensation Committee considered with respect to each officer’s compensation package for fiscal year ended September 30, 2006 are summarized below. The Management Resources and Compensation Committee may apply different or additional factors in making decisions with respect to executive compensation in future years, at its discretion.

Base Salary.    Compensation levels for each of TeamStaff’s officers, including the Chief Executive Officer, are generally set within the range of salaries that the Management Resources and Compensation Committee believes is paid to officers with comparable qualifications, experience and responsibilities at similar companies. In setting compensation levels, the Management Resources and Compensation Committee takes into account such factors as (i) TeamStaff’s past performance and future expectations, (ii) individual performance and experience and (iii) past salary levels. The

Management Resources and Compensation Committee does not assign relative weights or ranking to these factors, but instead makes a determination based upon the consideration of all of these factors as well as the progress made with respect to TeamStaff’s long-term goals and strategies. Base salary, while reviewed annually, is only adjusted as deemed necessary by the Management Resources and Compensation Committee in determining total compensation for each officer. Base salary levels for each of TeamStaff’s officers, other than the Chief Executive Officer, are also based in part upon evaluations and recommendations made by the Chief Executive Officer.

Equity Incentives.    The Management Resources and Compensation Committee believes that stock participation aligns officers’ interests with those of the shareholders. In addition, the Management Resources and Compensation Committee believes that equity ownership by officers helps to balance the short-term focus of annual incentive compensation with a longer-term view and may help to retain key executive officers. Long-term incentive compensation allows the officers to share in any appreciation in the value of TeamStaff’s common stock.

In making grants, the Management Resources and Compensation Committee considers general corporate performance, individual contributions to TeamStaff’s financial, operational and strategic objectives, the Chief Executive Officer’s recommendations, level of seniority and experience, existing levels of stock ownership, previous grants of restricted stock or options, vesting schedules of outstanding restricted stock or options and the current stock price. During the fiscal year ended September 30, 2006, the Management Resources and Compensation Committee approved the grant of 220,000 shares of restricted stock, 140,000 of which were granted to named executive officers, as follows: 60,000 to T. Kent Smith, 50,000 to Rick Filippelli and 30,000 to James Houston.

Other Benefits.    TeamStaff also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. TeamStaff offers a 401(k) plan, which allows employees to invest in a wide array of funds on a pre-tax basis. TeamStaff also maintains insurance and other benefit plans for its employees, including the executive officers of TeamStaff.

Chief Executive Officer Compensation.    In the fiscal year ended September 30, 2006, T. Kent Smith, then TeamStaff’s Chief Executive Officer, received a base salary at the annual rate of $250,000, which was the same as his base salary during the prior fiscal year. TeamStaff employed Mr. Smith as its Chief Executive Officer in June 2003 and paid an aggregate amount of $250,000 to him as base salary for his services as Chief Executive Officer during the period October 1, 2005 through September 30, 2006. Mr. Smith’s compensation was determined pursuant to an employment agreement dated June 30, 2005.

The term of Mr. Smith’s agreement commenced on October 1, 2005 and was scheduled to terminate on September 30, 2007. The material terms of Mr. Smith’s employment agreement provided for a base salary of $250,000 per annum and standard Company executive benefits. On January 19, 2007, TeamStaff and Mr. Smith entered into a formal separation agreement that became effective on January 29, 2007. Pursuant to the separation agreement, Mr. Smith resigned as an officer and a director of TeamStaff and (i) received continuation benefits for life insurance and long-term disability only and accrued compensation for vacation pay, floating holidays and outstanding expense reports; and (ii) will receive base salary under the agreement through and including September 30, 2007 in accordance with the Company’s regular payroll dates.

Compensation of Executive Officers Other Than the CEO During Fiscal Year 2006.    For the fiscal year ended September 30, 2006, executive officers other than the Chief Executive Officer received base salaries and bonuses which the Management Resources and Compensation Committee believes reflected industry standards, prevailing compensation practices in similar companies with which TeamStaff competes for executive talent, the seniority and skill level of the executive officer, TeamStaff’s performance, and each executive officer’s contribution thereto. Base salaries and bonuses paid to our named executive officers for the fiscal year ended September 30, 2006 are as set forth in the table provided above under the heading ‘‘Executive Compensation — Summary Compensation Table.’’

The Management Resources and Compensation Committee periodically reviews the number of vested and unvested options held by executive officers and makes stock grants to these executives to provide greater incentives to continue employment with TeamStaff and to strive to increase stockholder value. Stock options typically have been granted to executive officers when the executive first joins TeamStaff, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. During the fiscal year ended September 30, 2006, the Management Resources and Compensation Committee granted awards of restricted stock to executive officers, as described in the section entitled ‘‘Executive Compensation — Restricted Stock Grants in Last Fiscal Year.’’ The primary factors upon which specific grants made by the Management Resources and Compensation Committee during fiscal year 2006 were based are the executive’s past performance, anticipated future contribution, consistency within the executive’s peer group, prior option grants to the executive officer, the percentage of outstanding equity owned by the executive, the level of vested and unvested options, competitive market practices, and the executive’s responsibilities and performance. The Management Resources and Compensation Committee does not set specific target levels for options granted to named executive officers or for the CEO but seeks to be competitive with similar companies.

Tax Deductibility of Executive Compensation.    Section 162(m) of the Code limits the tax deduction to TeamStaff to $1 million for compensation paid to any of the executive officers unless certain requirements are met. The Management Resources and Compensation Committee has considered these requirements and the regulations. It is the Management Resources and Compensation Committee’s present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation be deductible for United States federal income tax purposes. The Management Resources and Compensation Committee believes that any compensation deductions attributable to options granted under the employee stock option plan currently qualify for an exception to the disallowance under Section 162(m).

By the Management Resources and Compensation Committee of the Board of Directors of TeamStaff, Inc.
Karl W. Dieckmann T. Stephen Johnson Rocco Marano (member to April 27, 2006) Ronald R. Aldrich (April 27, 2006 – January 23, 2007) Peter Black (member since January 2007)

This report of the Management Resources and Compensation Committee does not constitute ‘‘soliciting material’’ and should not be deemed ‘‘filed’’ with the SEC or incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof, except to the extent we specifically incorporate this report by reference therein.

COMPANY STOCK PRICE PERFORMANCE

Set forth below is a line graph comparing the total returns (assuming reinvestment of dividends) of TeamStaff’s Common Stock, the Standard and Poor Industrial Average, and an industry composite consisting of a group of four peer issuers selected in good faith by TeamStaff. TeamStaff’s Common Stock is listed for trading in the NASDAQ National market and is traded under the symbol ‘‘TSTF.’’

NOTES

(1)	Assumes that the value of the investment in TeamStaff’s Common Stock and each index was $100 on September 30, 2001 and that dividends were reinvested at years ended September 30th.

(2)	Industry composite for ‘‘Peer Group’’, which includes companies related to both our medical staffing and office administration/technical professional staffing, includes Cross Country Healthcare, Medical Staffing Network Holdings, On Assignment, ATC Healthcare, AMN Healthcare Services and KForce. The industry composite has been determined in good faith by management to represent entities that compete with TeamStaff in certain of its significant business segments. Management does not believe there are any publicly held entities that compete with all TeamStaff’s business segments.

The presentation of Company Stock Price Performance does not constitute ‘‘soliciting material’’ and should not be deemed ‘‘filed’’ with the SEC or incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof, except to the extent we specifically incorporate this report by reference therein.

Audit Committee Report

The Audit Committee report, with respect to the audit of TeamStaff’s financial statements as of and for the year ended September 30, 2006, is as follows. The Audit Committee hereby states that it:

•	reviewed and discussed the audited financial statements with TeamStaff’s management;

•	discussed with TeamStaff’s independent auditors the matters required to be discussed by SAS 61, as may be modified or supplemented;

•	received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent accountants the independent accountant’s independence; and

•	recommended to the Board of Directors of TeamStaff that the audited financial statements be included in TeamStaff’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 for filing with the SEC.
The Audit Committee
Karl W. Dieckmann Peter Black Rocco J. Marano (member to April, 2006) Ben J. Dyer (member to January, 2007)) Frederick Wasserman (member since January, 2007)

The presentation of this report of the Audit Committee does not constitute ‘‘soliciting material’’ and should not be deemed ‘‘filed’’ with the SEC or incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof, except to the extent we specifically incorporate this report by reference therein.

Independent Public Accountants; Fees Paid

The Audit Committee has retained Lazar, Levine & Felix, LLP (‘‘Lazar’’) to serve as our independent accountants for the first two (2) quarters of fiscal year ending September 30, 2007. The audit services provided by Lazar consist of examining financial statements, reviewing filings with the SEC, and consulting in regard to various accounting matters as permitted under the Sarbanes-Oxley Act of 2002. Representatives of Lazar are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The following table presents the total fees paid for professional audit and non-audit services rendered by our independent auditors for the audit of our annual financial statements for the years ended September 30, 2006, and September 30, 2005, and fees billed for other services rendered by our independent auditors during those periods.

	Fiscal Years Ended September 30,
	2006	2005
Audit Fees (1)	$180,000	$132,000
Audit-Related Fees (2)	1,000	94,000
Tax Fees (3)	149,000	198,000
All Other Fees (4)	10,000	1,000
Total	$340,000	$425,000

(1)	Audit services consist of audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.
(2)	Audit-related services consist of assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements.
(3)	Tax services consist of all services performed by the independent auditor’s tax personnel, except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.
(4)	Other services consist of those service not captured in the other categories.

The Audit Committee of the Board of Directors has determined that the services provided by Lazar and the fees paid to it for such services has not compromised the independence of Lazar.

Shareholders are not being asked to approve the selection of independent accountants for the final two (2) quarters of the fiscal year ending September 30, 2007 because such approval is not required under our Certificate of Incorporation or By-laws.

On July 11, 2007, TeamStaff, Inc. dismissed Lazar as the Company’s independent registered public accounting firm and engaged WithumSmith + Brown, P.C. (‘‘Withum’’) as its new independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending September 30, 2007. The Company’s decision to change its independent registered public accounting firm was the result of a competitive bidding process involving several accounting firms, including Lazar. The decision to dismiss Lazar and engage Withum was made and approved by the Audit Committee of the Board of Directors of TeamStaff.

The reports of Lazar on the financial statements of the Company for each of the past two fiscal years, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the Company’s two most recent fiscal years and through July 11, 2007, there have been no disagreements with Lazar on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Lazar would have caused them to make reference thereto in their reports on the financial statements of the Company for such years. During the Company’s two most recent fiscal years and through July 11, 2007, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. Prior to engagement of the independent auditor for the next year’s audit, management will submit a detailed description of the audit and permissible non-audit services expected to be rendered during that year for each of four categories of services provided by the independent auditor to the Audit Committee for approval. The four categories of services provided by the independent auditor are as defined in the footnotes to the fee table set forth above. In addition, management will also provide to the Audit Committee for its approval a fee proposal for the services proposed to be rendered by the independent auditor. Prior to the engagement of the independent auditor, the Audit Committee will approve both the description of audit and permissible non-audit services proposed to be rendered by the independent auditor and the budget for all such services. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service.

During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires separate pre-approval before engaging the independent auditor. To ensure prompt handling of unexpected matters, the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

ADDITIONAL INFORMATION

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM l0-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2006 FILED WITH THE SEC WILL BE FURNISHED WITHOUT EXHIBITS TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST SENT TO SECRETARY, TEAMSTAFF, INC., 1 EXECUTIVE DRIVE, SUITE 130, SOMERSET, NEW JERSEY 08873. Each request must set forth a good faith representation that as of the Record Date, the person making the request was the beneficial owner of Common Stock of TeamStaff entitled to vote at the Annual Meeting of Shareholders. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information we file can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., as well as the regional offices of the SEC located at 233 Broadway, New York, New York. Copies of such materials can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

By Order of the Board of Directors
Victor J. DiGioia Secretary

July 13, 2007

VOTE BY INTERNET OR TELEPHONE
QUICK ★★★ EASY ★★★ IMMEDIATE

TEAMSTAFF, INC.

Voting by telephone or Internet is quick, easy and immediate. As a stockholder of Teamstaff, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on August 20, 2007.

Vote Your Proxy on the Internet:
Go to www.continentalstock.com.
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote Your Proxy by Phone:
Call 1 (866) 894-0537.
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

Vote Your Proxy by mail:
Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

Please mark your votes like this ☒

Nominees for Class II Directors to Serve Until the 2010 Meeting:

1. Election of Class II Directors	**FOR** all Nominees listed to the left (except as marked to the contrary for all nominees listed to the left)	**WITHHOLD AUTHORITY** to vote for all nominees listed to the left
NOMINEES: (01) Karl W. Dieckmann (02) Frederick G. Wasserman (03) William H. Alderman	☐	☐

(Instruction: Please check appropriate box. To withhold authority for any individual nominee, strike a line through the nominee's name in the list above.)

Label Area 4” x 1 1/2”

PLEASE SIGN AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ______________________ **Signature** ______________________ **Date** __________, **2007.**

Note: Please date and sign exactly as name appears at left. Each joint owner should sign. Executors, administrators, trustees, etc. should also so indicate when signing.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

TEAMSTAFF, INC.
Annual Meeting of Shareholders - August 21, 2007

This Proxy is Solicited By and on Behalf of The Board of Directors

The undersigned hereby appoints T. Stephen Johnson and Rick J. Filippelli and each of them, proxies, with full power of substitution, to vote all shares of common stock of TeamStaff, Inc. owned by the undersigned at the Annual Meeting of Shareholders of TeamStaff, Inc. to be held on August 21, 2007 and at any adjournments thereof, hereby revoking any proxy heretofore given. The undersigned instructs such proxies to vote: and to vote upon any other business as may properly become before the meeting or any adjournment thereof, all as described in the Proxy Statement dated July 13, 2007, receipt of which is hereby acknowledged.

Either of the proxies or their respective substitutes who shall be present and acting shall have and may exercise all the powers hereby granted. The shares represented by this proxy will be voted FOR the election of all nominees for Class II Directors, unless contrary instructions are given. Said proxies will use their discretion with respect to any other matters which properly come before the meeting.

(Continued, and to be marked, dated and signed, on the other side)